UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2020 (December 21, 2020)

Gulf West Security Network, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55805	82-2908492
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2851 Johnson Street, Unit 194 Lafayette, Louisiana	70503
(Address of principal executive offices)	(Zip Code)

(337) 210-8790

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GWSN	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

Share Purchase Agreement

On December 21, 2020, Gulf West Security Network, Inc., a Nevada corporation (“Gulf West”), Josephine Brown (“Brown”), an individual and Westech Security and Investigations Inc., a New York Corporation entered into, a Share Purchase Agreement (the “SPA”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the SPA, Brown, the sole shareholder and owner of all the issued and outstanding securities of Westech, will sell all of her shares to Gulf West (the “Sale”). Brown will receive an aggregate of approximately 66% of the issued and outstanding shares of common stock of Gulf West, post-closing, as consideration for the Sale. The remaining approximately 34% of Gulf West’s issued and outstanding shares of common stock shall consist of presently issued and outstanding shares of common stock of Gulf West (please refer to Stock Split set forth below) and the following to be issued in the form of Gulf West’s Series E Preferred stock (“Series E Stock”), post-closing, convertible into one share of Gulf West’s shares of common stock, and shall consist of the following: (i) an exchange of all currently outstanding preferred stock of Gulf West, (ii) an exchange of all outstanding loans to Gulf West which shall either be satisfied or convert to Series E immediately following the closing of the Sale so that there are no outstanding loans to Gulf West at closing of the Sale (iii) a bridge loan of $500,000 previously made to Westech, which shall convert to Series E immediately following the closing of the Sale and (iv) an investment of $750,000 into Gulf West at closing of the Sale.

Furthermore, subject to the approval of its shareholders and subject to the discretion of the Board of Directors of Gulf West (the “Board”) Gulf West will (i) change its name to “Westech Security and Investigation Inc.;” (ii) increase the number of shares of authorized Preferred Stock so it has a sufficient amount of Preferred Stock to undertake the transactions contemplated by the Sale; and (iii) undertake a 1 for 187 reverse stock split of its shares of common stock (the “Stock Split”). In addition, in connection with, and subject to, an additional acquisition post-closing of the Sale, and upon receipt of an additional investment of $1.25 million acquisition, Gulf West shall issue 1,250,000 shares of Series E Stock for such investment.

Consummation of the transactions contemplated by the SPA is subject to certain closing conditions, including, among other things, approval by the Board, extinguishment of all outstanding loans owed by Gulf West as set forth above, a $750,000 investment as set forth above and delivery of the required audited financial statements of Westech. After the consummation of the Stock Split, Gulf West shall have approximately 25,000 shares of common stock issued and outstanding. The SPA contains certain termination rights for Gulf West and Westech. The SPA also contains customary representations, warranties and covenants made by, among others, Gulf West and Westech, including as to the conduct of their respective businesses between the date of signing the SPA and the closing of the transactions contemplated thereby. The closing of the SPA is proposed to occur during the first quarter of 2021, subject to delivery of the required audited financial statements of Westech, which is a condition to closing of the Sale.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the SPA, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)

2.1	Share Purchase Agreement, dated as of December 21, 2020, by and among the parties named therein.*

__________

* Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Gulf West Security Network Inc. agrees to furnish a supplemental copy of any omitted schedule to the SEC (as defined below) upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gulf West Security Network, Inc.

Dated: December 28, 2020	By:	/s/ Louis J. Resweber
	Name:	Louis J. Resweber
	Title:	Chief Executive Officer

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